ABRDN PALLADIUM ETF TRUST 8-K

Exhibit 4.1

Execution Version

THIRD AMENDMENT TO THE

DEPOSITARY TRUST AGREEMENT

OF

ABRDN PALLADIUM ETF TRUST

This Third Amendment to the Depositary Trust Agreement of the abrdn Palladium ETF Trust (formerly, Aberdeen Standard Palladium ETF Trust and ETFS Palladium Trust), a New York common law trust (the “Trust”), dated as of May 23, 2024 (this “Amendment”), is made by and between abrdn ETFs Sponsor LLC (formerly, Aberdeen Standard Investments ETFs Sponsor LLC and ETF Securities USA LLC), a Delaware limited liability company, as sponsor of the Trust (the “Sponsor”), and The Bank of New York Mellon, a New York banking corporation, as the trustee of the Trust (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Sponsor and the Trustee entered into the Depositary Trust Agreement, dated as of December 30, 2009, which created the Trust and which was amended effective as of October 1, 2018 and March 31, 2022 (the “Agreement”); and

WHEREAS, pursuant to Section 6.1 of the Agreement, the Sponsor and the Trustee desire to amend the Agreement, effective as of June 18, 2024, so as to amend the definition of Benchmark Price.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereby agree as follows:

1.	(a)	Amendment to Section 1.1 of the Agreement.

(i) The defined term for “Benchmark Price” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Benchmark Price” means, as of any day, (i) such day’s LBMA Palladium Price PM or such day’s LBMA Palladium Price AM if such day’s LBMA Palladium Price PM is not available; or (ii) such other publicly available price which is reasonably available to the Trustee at no cost to the Trustee and which the Sponsor may determine fairly represents the commercial value of palladium held by the Trust and instructs the Trustee to use as the Benchmark Price.

(ii) The defined term for “London PM Fix” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“LBMA Palladium Price PM” means the price of a troy ounce of palladium as determined by the LME, the third party administrator of the London palladium price selected by the LBMA, or any successor administrator of the London palladium price, at or about 2:00 p.m. London, England time.

(iii) The following new definition for “LBMA Palladium Price AM” is hereby added to Section 1.1 of the Agreement:

“LBMA Palladium Price AM” means the price of a troy ounce of palladium as determined by the LME, the third party administrator of the London palladium price selected by the LBMA, or any successor administrator of the London palladium price, at or about 9:45 a.m. London, England time.

2.       In accordance with Section 6.1 of the Agreement, the Sponsor hereby certifies to the Trustee that the amendments contemplated by this Amendment do not impose or increase any fees or charges relating to the Trust and do not otherwise prejudice any substantial existing right of the Registered Owners.

3.       The amendments contemplated by this Amendment shall, upon execution of this Amendment by the Sponsor and the Trustee, be effective as of June 18, 2024, and no further action shall be required to make such amendments effective.

4.       Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

5.       This Amendment shall be interpreted under, and all rights and duties under this Amendment shall be governed by, the internal substantive laws (but not the choice of law rules) of the State of New York.

6.       Except as otherwise specified in this Amendment, or as the context may otherwise require, capitalized terms shall have the meaning ascribed to them in the Agreement.

7.       This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures shall be acceptable and binding.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

abrdn ETFs Sponsor LLC

(formerly, Aberdeen Standard Investments ETFs Sponsor LLC),

as Sponsor

/s/ Lucia Sitar

Name: Lucia Sitar

Title: Vice President

The Bank of New York Mellon,

as Trustee

/s/ Sarah Fisher

Name: Sarah Fisher

Title: Senior Vice President

[Signature Page to Third Amendment to Depositary Trust Agreement]